EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Artisoft, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-78484, 33-78482, 33-78580, 33-88842, 33-89268, 333-57424, 333-102230, 333-111151 and 333-113962) on Forms S-8 of Artisoft, Inc. of our report dated October 13, 2004, with respect to the consolidated balance sheet of Artisoft, Inc. as of June 30, 2004, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended June 30, 2004, which report appears in the June 30, 2005 annual report on Form 10-K of Artisoft, Inc.

KPMG LLP

Boston, Massachusetts

October 13, 2005